Exhibit 99.1

Grindr Appoints George Arison as Chief Executive Officer and Vanna Krantz as Chief Financial Officer

 The social networking platform sets its go-forward leadership team ahead of public listing to continue and accelerate profitable growth

LOS ANGELES, CA – September 13, 2022 - The Board of Directors of Grindr (the “Board”), the #1 social network for the LGBTQ community, today announced that George Arison, one of the few openly gay public company CEOs in the US, has been named Grindr’s new Chief Executive Officer effective October 19, 2022. Additionally, Vanna Krantz, former CFO of Disney Streaming Services, has been appointed Chief Financial Officer, effective September 26, 2022. This leadership announcement is part of a planned transition – originally announced along with the SPAC transaction in May – as Grindr prepares for its public listing currently slated for later in the Fall.

“Grindr is an unbelievable business and I am beyond excited to help them navigate through this next part of their journey. Their hard work and a laser focus on delivering great products to a starkly underserved market are inspiring, and deliver incredibly strong business results.” said George Arison, Grindr’s incoming CEO. “Grindr’s mission to connect the LGBTQ community with one another and the world is a powerful driver of success, and provides a framework by which we can continue to grow by leaps and bounds in the years to come. Our community is deserving of amazing business services, and we intend to meet and exceed their expectations.”

Arison comes to Grindr after nine years of building Shift Technologies, Inc., (Nasdaq: SFT), a leading end-to-end auto ecommerce marketplace, where he was founder and CEO. Prior to Shift, Arison was Co-Founder of Taxi Magic (now known as Curb, acquired by VeriFone) and served in positions at Google and BCG. An openly gay man, and possibly the first openly gay man to take a company public, George has also worked as a political scholar and advocate in his native country of Georgia. He serves on the board of Belong Acquisition Corporation, is an investor in several growth stage companies, and has served on Grindr’s Board of Directors since May, 2022.

James F. Lu, Chair of the Board, said, “I am so pleased to have George Arison join Grindr’s leadership team. With his extensive experience building innovative businesses, and successfully leading them into and through the public markets, I believe there is no one more perfectly positioned to accelerate Grindr’s already strong growth and profitability. Grindr, with George at the helm, will succeed and grow as a public company at the same time as it deepens its support for the LGBTQ community.”

The Board asked George to lead an extensive search for a new CFO, which led to Krantz’s selection. Krantz brings impressive experience to support Grindr’s transition to being a public company. Krantz has a diverse background from both global public companies and small private companies in media, technology and financial services. As the CFO of Disney Streaming Service, Krantz launched and grew the highly successful Disney+ product. Krantz has built world class finance functions at Passport, Masterclass, and Bamtech Media; she spent her early career at Thomson Reuters, Credit Suisse, and PwC. Currently, Krantz chairs the audit committees of both Skillz, an online gaming platform.

Jeff C. Bonforte and Gary C. Hsueh will step down from their roles as Chief Executive Officer and Chief Financial Officer, respectively, and transition to advisory roles with the company.

“All of us on the small team that acquired Grindr in June 2020 understood that it had the potential to be an amazing business, wholly focused on serving the LGBTQ community. Key to the plan was finding long-term leadership for the business that had not only deep professional experience, but also the life experience to understand the unique and very real challenges facing the global LGBTQ community. George brings both, and is a great choice to lead Grindr into its public company future,” said Jeff C. Bonforte, outgoing CEO of Grindr. “For me, on a personal level, working at Grindr has been an amazing gift, it has helped me to see and to celebrate the splendid diversity of our world, and the awesome power of love.”

About George Arison

George Arison was most recently Shift Technologies, Inc.’s Chief Executive Officer and Chairman and has served as a Director of the same company since October 2020. Mr. Arison incorporated Shift Platform, Inc. in December 2013 and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Shift Platform, Inc., he served in various positions at Google from 2010 to 2013, most recently as a product manager. From 2007 to 2010, he co-founded Taxi Magic (now known as Curb, acquired by Verifone). From 2005 to 2007 he worked for Boston Consulting Group. Mr. Arison has been an investor in numerous startups, including Shipper, Carrot, Eden, Fathom, AutoLeap, Pulsar AI (acquired by Impel), Zero (acquired by Avant), TravelBank (acquired by U.S. Bank), Fyusion (acquired by Cox Automotive) and Omni (acquired by Coinbase). He is a Co-Founder and member of the board of Directors of Belong Acquisition Corp., a blank check company. Prior to his business career, Mr. Arison was a policy analyst and ran a political campaign in Georgia, the country of his birth, about which he wrote the book Democracy and Autocracy in Eurasia: Georgia in Transition. Mr. Arison received a bachelor’s degree from Middlebury College. Mr. Arison and his husband are raising their two children together.

About Vanna Krantz

Vanna Mehta-Krantz was most recently the Chief Financial Officer of Passport Labs, Inc., a transportation software and payments company and has served as the Chief Financial Officer of Masterclass, an e-learning streaming platform. From September 2017 to September 2020, Ms. Mehta-Krantz was the Chief Financial Officer of Disney Streaming Services, a media company, during the preparation and successful launch of the highly anticipated Disney+ video streaming business. In that role, Ms. Mehta-Krantz was responsible for scaling the technology and business functions globally, implementing the systems and processes to handle the new business line, planning and forecasting subscriber counts and financial results by country, as well as developing and publishing the operating metrics to run the business. Ms. Mehta-Krantz was also the Chief Financial Officer and a board member for Bamtech Media, a media company, which launched ESPN+, from September 2017 to August 2020. Previously, Ms. Mehta-Krantz held three different divisional chief financial officer roles at Thomson Reuters, a media company, and held positions at PricewaterhouseCoopers, Merrill Lynch, Morgan Stanley and Credit Suisse. Ms. Mehta-Krantz has been an independent director of Skillz Inc. since 2020. Ms. Mehta-Krantz qualified for the Chartered Accountancy designation in Canada in 1990 and the Chartered Financial Analyst designation in 1997. Ms. Mehta-Krantz received a bachelor’s degree in mathematics from the University of Waterloo in Canada.

About Grindr

With roughly 11 million monthly active users in virtually every country in the world in 2021, Grindr has grown to become a fundamental part of the queer community since its launch in 2009. The company continues to expand its ecosystem to enable gay, bi, trans, and queer people to connect, express themselves, and discover the world around them. Grindr is headquartered in West Hollywood, California. The Grindr app is available on the App Store and Google Play.

Forward Looking Statements

This document may contain a number of “forward-looking statements.” Forward-looking statements include information concerning Grindr’s possible or assumed future results of operations, business strategies, competitive position, industry environment, and potential growth opportunities, including any potential benefits that may be realized as a result of new members of management. These forward-looking statements are based on Grindr’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning  future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose”  and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Grindr’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the inability to complete the proposed business combination due to the failure to obtain shareholder approval or other conditions to closing; (b) the risk that the proposed business combination disrupts current plans and operations of Grindr; (c) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (d) costs related to the proposed business combination; (d) changes in applicable laws or regulations; (e) the possibility that Grindr may be adversely affected by other economic, business and/or competitive factors; and (f) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form  S-4 and other documents filed by Tiga Acquisition Corp. (NYSE: TINV) from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the  date made.  Except as required by law, Grindr undertakes no obligation to update or revise its  forward-looking statements to reflect events or circumstances after the date of this release.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in  which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

For more information please contact:

For Grindr Communications and Investor Relations:

Patrick Lenihan
Patrick.Lenihan@grindr.com

Investors:

Ellipsis
Jeff Majtyka
IR@grindr.com

Media:

TrailRunner International
Lexi Schuchert
Press@grindr.com